Exhibit 10.1

PERSONAL AND CONFIDENTIAL

M E M O R A N D U M

TO: Edgar M. Roach, Jr.                                       October 23, 2002

FROM: Anne M. Grier                                                Richmond, VA

Terms of Retirement

This memorandum sets forth the terms and conditions of your retirement.

Effective December 1, 2002 you will resign from all positions you hold as an officer or board member of Dominion Resources or its affiliates and subsidiaries (collectively referred to as the "Company"), except for your position as Executive Vice President of Dominion Resources Services, Inc. You will resign from that position effective February 1, 2003 and your employment with the Company will then terminate and you will be considered retired.

Benefits Under Employment Contracts

Under the terms and conditions of your employment with the Company and the benefits described in letter agreements dated September 15, 1995 and December 12, 2000, you are entitled upon your retirement to certain benefits as described below:

  In accordance with the terms of the letter agreement dated September 15, 1995 you will be paid a lump sum severance equal to 6 months of your final base salary. This payment will be determined based on your salary for January 2003, and will be paid within 30 days of your retirement date, less applicable withholding taxes.
  In accordance with the terms of the letter agreement dated December 12, 2000 you will be paid a lump sum amount equal to 6 months of your final base salary. This payment will be determined based on your salary for January 2003, and will be paid within 30 days of your retirement date, less applicable withholding taxes.

The additional consideration described below will not be provided until a properly executed General Release becomes effective and enforceable. The release will become effective and enforceable seven days following your execution of the General Release.

Benefits Available as Additional Consideration

  Severance Payment: You will receive a lump sum payment at retirement equal to $1,000,000, less applicable withholding taxes. This amount will be paid within 30 days of your retirement date.
  Stock Options: You have outstanding 360,000 non-qualified stock options granted on May 17, 1999. These options are fully vested and exercisable. As additional consideration, you may exercise these options until their expiration date of May 17, 2009. You have 500,000 stock options granted on July 1, 2001. These options will become fully vested and exercisable as of the date of your retirement, and as additional consideration, will remain exercisable until the following expiration dates:

Percentage Expiration Date

33-1/3% January 1, 2008

33-1/3% January 1, 2009

33-1/3% January 1, 2010
  Sale of Company Stock: After December 15, 2002 you may sell any Company stock that you own without any forfeiture of any rights or benefits under Section 5 of the July 1, 2001 Stock Option Agreement. However, your sales of Company stock remain subject to all other Company trading policies for officers, including restrictions on trading based on material nonpublic information and requirements for advance notification of transactions.
  Retirement Benefit Restoration Plan: You will receive a benefit under the Company's Retirement Benefit Restoration Plan calculated on the basis of age 60 and 30 years of credited service. As additional consideration, your benefit will be calculated using your final annual pay. If you elect a lump sum payment, or a lump sum deferral to the Executive Deferred Compensation Plan or the Dominion Security Option Plan (the "Deferral Plans"), this benefit will be paid, subject to approval by the Administrative Benefits Committee, within 30 days of the date of your retirement. Please see Attachment A for an explanation of this benefit and the associated election forms.
  Executive Supplemental Retirement Plan: Under the terms of the letter agreement dated April 16, 1999, you are entitled to a lifetime benefit under the Executive Supplemental Retirement Plan at age 55. As additional consideration, the age requirement for this benefit is being waived and you will receive a lifetime ESRP benefit as of your retirement date. If you elect a lump sum payment or a lump sum deferral to the Deferral Plans, this benefit will be paid or deferred, subject to approval by the Administrative Benefits Committee, within 30 days of the date of your retirement. Please see Attachment B for an explanation of this benefit and the associated election forms.
  Financial Planning Services: You will receive Company-paid financial planning services for years 2003 and 2004 up to a maximum of $8,500 for each year.
  COBRA Benefits (Dental & Vision): Under the terms of the Consolidated Omnibus Budget Reconciliation Act (COBRA), you are eligible for continued coverage under the Company's dental and vision benefit plans for 18 months or, if earlier, until you are covered by another group plan. After your retirement, you will automatically receive information containing the specifics of this program, along with the proper forms in order to elect continuation of coverage. Once you receive this material, it is very important that you read this information and respond within the stated guidelines, because there is only a limited amount of time to elect coverage under the COBRA provisions. If you do not receive this material by mid-February, please contact the Executive Compensation group. The 2002 monthly premium rates are as follows. As an additional benefit, if you elect this coverage, the company will pay the monthly premiums for these benefits during this 18 month period. You will then be responsible for making premium payments when they become due. See Attachment C.

Dental $ 25.86 (est)

Vision $ 2.04 (est)
  Stock Purchase and Loan Program: You have an outstanding loan balance of $4,749,962.22 under the Company's Executive Stock Purchase and Loan Program. You may continue to participate in the Program after your retirement, and you will continue to receive the Company's interest rate subsidy for as long as you continue to hold the shares purchased with the loan. If you wish to cease your participation, the Company will pay for the prepayment fees and the $500 administration fee, plus as additional consideration, provide you with a gross-up amount to cover any related income taxes on the fees. Please see Attachment D for a detailed explanation if you wish to cease your participation.

Other Employment Benefits

  Restricted Stock: You have 10,000 shares of restricted stock that will vest at the date of your retirement. The value of the shares on the vesting date (February 1, 2003) will be taxable income to you. Applicable withholding taxes are due and payable immediately. Please see Attachment E for your choices with regard to the satisfaction of the withholding taxes and the disposition of the shares.
  Profit Sharing Award: You will be paid $495,000 within 30 days of your retirement date which equals your 2002 Profit Sharing target award. In addition, you will be paid within 30 days of your retirement date 1/12th of your 2003 Profit Sharing target award. No further payment will be made to you under this Plan.
  Unused Vacation: You will receive a payment for any unused 2002 and 2003 vacation, including one personal day for 2003.
  Qualified Retirement Plan: You are eligible to receive a monthly benefit under the Dominion Resources Retirement Plan based upon your actual age at retirement (54.5 years of age), years of service to retirement date (8.4 years of service), salary (highest 60 consecutive months during the most recent 120 months), and estimated Social Security benefits. You cannot begin receiving a monthly benefit under this plan until you reach age 55. Once you reach age 55, you may elect to receive your monthly benefit in the form of either a straight life annuity, a joint & 50% survivor annuity, a joint & 100% survivor annuity, or a Social Security leveling annuity. You do not have to begin your annuity at age 55; you may wait until a future date to begin receiving your monthly payments. The longer you wait before beginning your annuity, the larger the monthly benefit amount will be. The Retirement Income Election Form is included as part of Attachment F for use in making your elections.
  Retiree Medical Plan: You are entitled to medical coverage under the terms of the company's retiree medical plan as in effect from time to time, and based on retirement in 2003 and a credited retirement age of 60 with 30 years of credited service. Please see Attachment G for details about the current terms of the Company's retiree medical plan and the election forms.
  Qualified Salaried Savings Plan: Since you deferred a portion of your salary to the Savings Plan, you have an account balance available to you at retirement. This balance will include your contributions to the plan, company matching contributions, and earnings and/or losses associated with the investment elections you selected. After your retirement, no further contributions (either employee or employer contributions) can be made to your account. Your account will continue to earn investment income based upon your investment elections.

You have several options concerning your existing account balance. The Internal Revenue Service does not allow you to make withdrawals (other than a rollover to an IRA or other tax-qualified plan) from a qualified savings plan without penalty until you reach age 59 1/2, or in certain situations age 55. Any withdrawal, whether now or at a future date, will be subject to income taxes in the year of distribution. Please see Attachment H, titled Participant Options at Termination, Retirement or Disability relating to the Dominion Salaried Savings Plan. To discuss your options further, or to make a retirement distribution election, please contact Dreyfus Retirement Services at 1-877-706-7283.

  Retiree Life Insurance: The Company will purchase a whole life insurance policy on your behalf with a face amount equal to 75% of your 2003 annual base salary. The Company will make the premium payments on an annual basis for seven years, after which time the policy will be fully paid-up. These annual premium payments will be taxable income to you, and will be reflected on a W-2 statement that will be issued by the Company to you each year.
  Company Car: You may elect to receive your current Company car as a gift at retirement. The value of the car will be taxable income to you. In lieu of the gift of the car, the Company will make a lump sum cash payment to you equal to the car's value, less applicable withholding taxes. Please see Attachment I to make your election.
  Home Sale and Relocation Expenses: The Company will cover expenses related to the sale of your existing home and other transfer-relocation expenses under the Company's current Transfer Relocation Policy up to a maximum of $200,000.
  Executive Deferred Compensation Plan (DCP): You currently have a balance in your Executive Deferred Compensation Plan account. In addition, you are eligible to receive the Company's lost matching contribution to the Savings Plan due to the Internal Revenue Code Section 401(a)(17) limit for the plan year. A calculation will be done in January 2003 to determine the amount, if any, that you may receive under the terms of the plan and deposited into your deferral account. You will also have the opportunity to defer any lump sum payments for which you may qualify under the ESRP and Benefit Restoration Plans.

Previously, you elected to receive a distribution from your account in the form of an annuity with four (4) annual installments. With an effective retirement date of February 1, 2003, your first installment is currently scheduled to begin in February 2004. If you elect to defer your ESRP and/or Benefit Restoration Plan lump sum payments into the DCP, you may complete a revised Distribution Election Form (enclosed - Attachment J) that will apply to the entire balance in your deferral account. If you do not submit a change on this form, your previous election will apply to your entire account balance. After retirement, and subject to approval of the Administrative Benefits Committee, you may change your distribution schedule one time.
  Dominion Security Option Plan (DSOP): In addition to continuing your participation in the DCP, you have a one-time opportunity to transfer part or all of your DCP account balance into the DSOP (See Attachment K). Moreover, you may elect to defer your ESRP and BRP lump sum payments into the DSOP (see Attachment K).

 Other Issues

  Club Memberships: Any club memberships (i.e. golf club memberships) that are transferred to you at retirement will require you to pay taxes on any initiation fees that were paid by the Company.
  Special Survivor Benefits: In addition to any survivor benefits provided under specific plans, if you die before February 1, 2003, your surviving spouse will receive the benefits described under the following headings of this memorandum: Benefits Under Employment Contracts, Severance Payment, Financial Planning, Restricted Stock, Profit Sharing Award (without the 2003 payment if you die before 2003), and Unused Vacation. In addition, your surviving spouse would receive coverage under the Company's retiree medical program and the survivor benefits under the Retirement Benefit Restoration Plan and the Executive Supplemental Retirement Plan based on the enhanced benefits provided in this memorandum.
  Indemnification: You will be provided indemnification under the terms of Article VI of the Company's Articles of Incorporation after your retirement. In summary, under paragraph 2, indemnification is mandatory for any director or officer of the Company to the full extent permitted by law and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law. Under paragraph 6, the provisions of Article VI apply to any claim that arises after it was adopted (April 1987), and any amendment, modification or repeal does not diminish the rights provided under Article VI with respect to any act or omission that occurs before the amendment, modification or repeal. Under paragraph 7, any reference to an officer includes a former officer.
  Release: Dominion Resources, Inc. and all of its subsidiaries, affiliates, directors, officers, and employees ("Dominion") forever waives and releases any and all claims it has or may have against you of any kind or nature whatsoever arising from facts, assertions, circumstances, omissions or matters occurring on or before the date hereof including all claims arising from or relating in any way to your employment with Dominion or the conclusion of that employment (whether such claims are presently known or are hereafter discovered).

GENERAL RELEASE OF CLAIMS

By signing and returning one copy of this memorandum, you agree that the payments and benefits described in this memorandum constitute a full settlement of the Company's obligations to you under any agreements relating to your employment. You also agree to sign and return along with this memorandum the General Release (Attachment L), and you acknowledge that you have received additional consideration as described in this memorandum in exchange for signing the General Release.

Please also return all completed forms within the enclosed envelope.

Please feel free to call me if you have any questions about this memorandum or your retirement.

Sincerely,

/s/ Anne M. Grier

Director-Executive Compensation

Agreed:

     /s/ Edgar M. Roach, Jr.

Edgar M. Roach, Jr.

    October 29, 20 02

Date

c: Personnel File

Attachment L

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release ("General Release") is given by Edgar M. Roach, Jr. (the "Employee") to Dominion Resources, Inc., its subsidiaries, affiliates, directors, officers, and employees (collectively referred to as "Dominion"), in exchange for good and valuable consideration, the payment of which is acknowledged by the Employee.

  General Release.

  Employee forever waives and releases any and all claims he has or may have against Dominion of any kind or nature whatsoever arising from facts, assertions, circumstances, omissions or matters occurring on or before the date hereof, including all claims arising from or relating in any way to the Employee's employment with Dominion or the conclusion of that employment (whether such claims are presently known or are hereafter discovered). This release includes, but is not limited to, a release of any claims in tort or contract, including claims for wrongful discharge, breach of the September 15, 1995 letter agreement between the Employee and Virginia Power and/or the April 16, 1999 and the December 12, 2000 letter agreements between the Employee and Dominion Resources, Inc. or any other agreement, contract, practice or policy. In addition to any other claims, the Employee specifically waives, releases, and covenants not to sue or to file any charges or administrative actions with respect to any and all claims against Dominion, or under Title VII of the Civil Rights Act, the Virginia Human Rights Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disability Act, the Family and Medical Leave Act, or any other federal, state, or local law governing employment of benefits. The Employee understands claims against Dominion.

  This General Release contains a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, the Employee acknowledges that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; to consult with an attorney and or other advisor of his choosing concerning his rights and obligations under this release; to fully consider this release before executing it and that he has been offered ample time and opportunity, in excess of 21 days, to do so; and that this release shall become effective and enforceable 7 days following execution of this General Release by the Employee, during which 7-day period the Employee may revoke his acceptance of this General Release by delivering written notice to Anne M. Grier at Dominion Resources Services, Inc. at 120 Tredegar Street, Richmond, Virginia 23219.

  Competition and Solicitation

Employee agrees that for a period of two years following the termination of his employment, he will not, directly or indirectly, own, mange, operate, control, be employed by, or advise any other business that engages in activities in competition with Dominion in the generation, distribution or sale of energy (a) in any state in which Dominion is at the time carrying on such business and (b) in any state in which Dominion is at the time actively negotiating to enter the business of the generation, distribution or sale of energy.

Employee further agrees that for a period of two years following the termination of his

Employment, he will not solicit or attempt to solicit any employees or customers of Dominion, orother persons or entities with or through whom Dominion has done business, for the purpose of providing goods and services or engaging in activities in competition with Dominion. Employee specifically agrees that for two years following the termination of his employment (a) Employee will not solicit, aid or encourage, directly or indirectly, any employees of Dominion to leave Dominion or work elsewhere, and (b) Employee will not solicit, aid or encourage, directly or indirectly, any of Dominion's customers to move their business from Dominion or to place business elsewhere.

3. Confidentiality.

Employee agrees to keep confidential and not disclose or make use of any Confidential

Information received during or as a result of his prior services to the Company, except as permitted in writing by the Chief Financial Officer of Dominion Resources, Inc. or as ordered by a court of competent jurisdiction. For purposes of this Agreement and General Release, Confidential Information is information about the Company or its affiliates which might reasonably be considered to be (i) confidential, (ii) adverse to the interest of the Company or its affiliates, (iii) information concerning the Company's business, business or strategic plans, or business practices that others in its industry do not generally know, or (iv) a trade secret.

4. Miscellaneous.

To the extent not governed by federal law, this General Release will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provision of this General Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Employee and Dominion. A waiver of any breach of or compliance with any provision or condition of this General Release is not a waiver of similar or dissimilar provisions or conditions.

WITNESS THE FOLLOWING SIGNATURE:

                  /s/ Edgar M. Roach,Jr.

Edgar M. Roach, Jr.

STATE OF                Virginia                                                      )

CITY/COUNTY OF                     Richmond                                       )

I, a Notary Public in and for the above jurisdiction, hereby certify that the

above named individual, personally known to me, appeared before me this     29    day of      October           , 2002, and executed the foregoing General Release.

                   /s/ Virginia M. Hart

Notary Public

(Seal)

My commission expires: May 31, 2004